UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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ATMEL CORPORATION

(Name of Registrant as Specified In Its Charter)

GEORGE PERLEGOS

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The following press release was issued on May 14, 2007.

Investor Contacts:	Media Contacts:
MacKenzie Partners, Inc.	Sard Verbinnen & Co
Dan Burch/Larry Dennedy	Hugh Burns/Lesley Bogdanow: 212-687-8080
1-800-322-2885	Paul Kranhold/Andrew Cole: 415-618-8750

INDEPENDENT NOMINEES ISSUE OPEN LETTER ALERTING ATMEL
SHAREHOLDERS TO INCUMBENTS’ FAILURE TO PROVIDE A STRATEGIC PLAN

Urge Shareholders to Vote for Independent Nominees to Ensure
Implementation of Value-Building Plan

San Jose, Calif., May 14, 2007 – The Independent Nominees to the Board of Directors of Atmel Corporation (Nasdaq: ATML) (the “Independent Nominees”) today issued the following open letter to Atmel shareholders:

May 14, 2007

Dear Atmel Shareholders:

On Friday, you have a unique opportunity to create shareholder value. Your vote on the leadership of Atmel Corporation will decide whether Atmel will either continue to flounder as a low-multiple, hodge-podge of disparate businesses or quickly become a high-multiple, pure-play microcontroller company.

Your vote is critical. Your choice is clear. Billions of dollars in shareholder value are at stake.

The Independent Nominees will:

1.	Sell the automotive business in its entirety;

2.	Spin-off the Smart Card business to shareholders;

3.	Sell or wind down the NOR-Flash business;

4.	Initiate a $500 million to $1 billion share repurchase program; and

5.	Hire a new, highly qualified CEO.

The resulting company will be a leading pure-play microcontroller company. That business should achieve gross margins in excess of 50% and operating margins of 25%. A pure-play microcontroller business with this margin structure should command a significantly higher trading revenue multiple than Atmel’s current multiple. To help you appreciate the magnitude of this difference, Atmel today trades at approximately 1.6 times revenue, and Microchip Technology Inc. – a leading pure-play microcontroller company – trades at approximately 7 times revenue.

ATMEL’S BIG LIE:

LAUB AND SUGISHITA WANT YOU TO BELIEVE THEY
HAVE ADOPTED OUR PLAN; DON’T BE FOOLED

Talking about a plan and having a plan are two entirely different things. From the outset, the Independent Nominees have provided a detailed plan, as summarized above, to divest all low margin businesses, initiate a significant share repurchase program and improve oversight and independence to this board, an issue of concern for the Independent Nominees, for ISS and for many shareholders.

In recent weeks, the Laub-Sugishita team has cobbled together what superficially appears to be a similar strategy to make you believe they will execute a plan like ours. BUT THEY HAVE MADE NO FIRM COMMITMENTS TO YOU. For example:

  Atmel claims it will “focus” on microcontrollers.

  THE FACT IS, Atmel has publicly committed to keep both the automotive business and the Smart Card business, which will continue to dilute the company’s margins. Atmel remains silent on its plan for the NOR-Flash business which, if retained, will also continue to dilute Atmel’s margins. Laub-Sugishita is curtailing investment in products and selling assets – they are not making strategic decisions to sell businesses.

  Atmel claims it is “improving, restructuring and/or exiting businesses that don't meet [its] financial targets.”

  THE FACT IS  , Atmel has made no commitment as to the specific businesses it intends to exit/restructure or the financial targets that the company will use to determine which businesses it will allegedly exit/restructure.

  Atmel claims it is engaged in a significant restructuring program.

  THE FACT IS, in December Atmel pegged the total combined annual revenue of all the products and business lines it will exit at $10 million, representing less than 1% of the company – hardly a significant exit strategy.

  Atmel claims its strategy will lead to gross margins of 45-50%.

  THE FACT IS  , this gross margin level is mathematically impossible to achieve without divesting businesses with margins in the range of 15-30%, such as Smart Card and NOR-Flash. Do the math: Atmel’s RF&Auto, ASIC and Memory businesses account for 65% of revenues and have margins of less than 30% overall. Atmel’s gross margins cannot possibly reach 45-50% when more than 65% of Atmel’s revenues carry gross margins of less than 30%.1

1 On March 9, 2007 Morgan Stanley reported that Atmel's Smart Card business delivers "…low gross margins in the mid- to high-teens." Additionally, on March 23, 2007, Morgan Stanley dropped coverage of Atmel stating that "…Atmel continues to have the lowest gross margin and operating margin profile within our universe of semiconductor companies." This will not change under the incumbents’ professed strategy.

  Atmel claims it will achieve cost savings in the range of $70 million to $80 million in 2007, reaching an annual rate of $80 million to $95 million by 2008.

  THE FACT IS, 75-80% of this so-called “savings”, or $55-60 million, reflects the elimination of non-cash expenses due to the write down of the UK facility taken in December. In addition to being non-cash, this is not a long-term structural savings. The fab would eventually be depreciated and these illusory “savings” would evaporate.

  Atmel claims “it will return excess capital to shareholders.”

  THE FACT IS, Atmel has provided no details on the amount of excess capital or the manner in which it will be returned to shareholders. Where will the money come from? Will there be a share repurchase? When will this alleged program commence? How significant – or insignificant – will it be? In fact, Laub-Sugishita has never repurchased Atmel shares.

  Atmel claims it can sell its German fab at an attractive valuation without the associated automotive business.

  THE FACT IS, it will be extremely difficult to maximize value for the German fab without the accompanying automotive business line. We believe a sale of this fab by itself is unlikely to occur in the near term. The company did not take a write down for the German sale in December (as it did for the U.K. fab), and Atmel’s CFO, Bob Avery, admitted recently that management is not confident the sale will occur in 2007 because it will be difficult to find a buyer. We believe the automotive business should be sold in its entirety to achieve maximum value. Retaining part of this business will prevent Atmel from becoming a pure-play microcontroller company. Why not get value for the automotive business now and use its sale to facilitate the divestiture of the fab?

  Atmel claims there will be no revenue reduction as a result of selling the fab in Germany.

  THE FACT IS, selling this fab without the accompanying business line will, in our view, push away customers and diminish the market share Atmel currently enjoys. We believe that a loss in revenue is inevitable and the value of the business will suffer if the fab is sold.

  Atmel claims it will “enhance corporate governance with the addition of two new independent directors.”

  THE FACT IS, the Laub-Sugishita team entrenched itself by decreasing the board size to six directors less than two months ago. It is clear to us that Atmel’s announcement -- made just two weeks ago -- professing its newfound desire to add independence to the board is a ploy to entice ISS into believing its concerns regarding the composition of this board will be addressed. In our view, increasing the size of the board and filling those seats with members handpicked by Laub-Sugishita will have very little, if any, impact upon the future of this company.

THE DIFFERENCES IN OUR PLANS COULD RUN AS HIGH AS $2 BILLION

When you compare e the expected results of our plan and the empty Laub-Sugishita promises, you will find the valuation difference between our two plans to be approximately $2 billion -- and that is before the value of our divestitures and share repurchase are taken into consideration.

Atmel is currently trading at an enterprise value of $2.5 billion or 1.6 times revenues. The company is a conglomerate, trading at a conglomerate value. Our plan will result in a pure-play microcontroller company, which we believe will have initial revenues of approximately $900 million and enjoy a minimum multiple of 5-6 times revenue. Using Microchip Technology as a guide, it is perfectly reasonable to assume that the company could achieve a multiple of 7-8 times revenue over time. Unless all of its non-core businesses are divested, however, Atmel will never achieve the value inherent in a pure-play microcontroller company.

WE HAVE THE RELEVANT EXPERIENCE TO TRANSFORM ATMEL

ISS has endorsed the candidacy of Brian Bean and its report clearly states that Atmel needs three new independent directors. We reject the notion that Laub-Sugishita can be trusted to select candidates who will provide the independent oversight that ISS believes is needed on the Atmel Board.

AT A MINIMUM, shareholders should follow ISS’s recommendation and elect Mr. Bean. He has over 17 years of technology investment banking experience, and our full slate will provide Atmel a balanced representation of strategic thinkers with a background in advanced hardware, software, processor architecture, intellectual property, and system integration. In short, we offer the breadth of expertise and financial acumen necessary to transform Atmel into a pure-play microcontroller company and to create value for all shareholders over the long-term.

ELECT THE INDEPENDENT NOMINEES TO MAKE ATMEL A PURE-PLAY
MICROCONTROLLER COMPANY AND ACHIEVE THE VALUATION ATMEL
SHAREHOLDERS DESERVE!

Sincerely,

The Independent Nominees

Brian S. Bean
Joseph F. Berardino
Bernd U. Braune
Dr. John D. Kubiatowicz
George A. Vandeman

*           *           *

ATMEL SHAREHOLDERS ARE STRONGLY URGED TO SIGN AND RETURN THE NEW GREEN PROXY CARD, EVEN IF THEY SIGNED AND RETURNED THE PREVIOUS PROXY CARD. Atmel shareholders can review the Independent Nominees’ plan, credentials and other important information at www.improveatmel.com or www.sec.gov.

*           *           *

This press release contains forward looking statements which are included solely for the purpose of illustrating how the nominees plan to increase shareholder value so that you can cast an informed vote at the May 18, 2007 Special Meeting of Shareholders. As you know, predictions of future results are inherently uncertain and future results may differ materially from those set forth in these forward looking statements. While these forward looking statements were prepared based on the best information available to George Perlegos and the nominees, they were not prepared with the benefit of access to the company’s books and records and the accuracy and completeness of financial and other information obtained from publicly available sources and used in preparing these forward looking statements has not been independently verified. As a result, there can be no assurance that the estimates and assumptions underlying these forward looking statements conform to the current state of affairs at the company, that the nominees, if elected and having the benefit of access to the company’s books and records, will not determine that the best interests of shareholders require that modifications be made to the implementation of their plan to increase shareholder value or that the results or performance of the company as a result of the implementation of the nominees’ plan to increase shareholder value, whether or not modified, will not differ materially from the forward looking statements contained in this press release.

This press release constitutes proxy solicitation material and is intended solely to inform shareholders so that they may cast an informed vote at the Special Meeting of Shareholders. Except as provided by the federal securities laws, this press release may not be relied upon or used for any other purpose, including for purposes of making an investment decision with respect to the company’s securities.

Shareholders are advised to read the definitive proxy statement and other documents related to the solicitation of proxies filed by George Perlegos for use at the May 18, 2007 Special Meeting of Shareholders because they contain important information. The definitive proxy statement and a form of proxy have been mailed to shareholders of the company and, along with other relevant documents, are available at no charge at the Securities and Exchange Commission’s website at http://www.sec.gov or by contacting Mackenzie Partners, Inc. by telephone at (800) 322-2885 or by e-mail at proxy@mackenziepartners.com. Information relating to George Perlegos and the nominees, who are the participants in the proxy solicitation, is contained or referred to in the definitive proxy statement.